Exhibit 99.1

                  Pro-Pharmaceuticals Reports Second
                           Quarter Results


    NEWTON, Mass.--(BUSINESS WIRE)--Aug. 10,
2007--Pro-Pharmaceuticals, Inc. (Amex: PRW), a company "Advancing
Drugs Through Glycoscience(R)", today reported its second quarter and six months financial results, ended June 30, 2007.

    For the second quarter of 2007, the Company reported net income of $36,000, or $0.00 per share, basic and fully diluted, compared with net income of $230,000, or $0.01 per share basic or ($0.03) per share fully diluted, for the same period in 2006. Approximately $1,819,000 of the second quarter results were non-cash expenses relating to the change in fair value of the convertible debentures and warrant liabilities compared with $2,868,000 in the second quarter of 2006.

    For the six months ended June 20, 2007, the Company reported net loss of $5,538,000, or ($0.15) per share basic and fully diluted, compared with a net loss of $8,096,000, or ($0.29) per share basic and fully diluted, for the same period in 2006. Approximately $1,597,000 of the net loss in the six months ended June 30, 2007, were non-cash expenses relating to the change in fair value of the convertible debentures and warrant liabilities compared with $3,435,000 in the same period in 2006.

    "We are focusing our resources towards our goal to develop and commercialize DAVANAT(R)," said David Platt, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. "We are working on our 505 (b)(2) submission to the U.S. Food & Drug Administration (FDA) for DAVANAT(R) to be co-administered with 5-Fluorouricil (5-FU) intravenously to treat cancer. We are using Section 505 (b)(2) to obtain more timely and efficient marketing approval of new formulations of previously approved therapeutics.

    "In addition, we are making progress with our Phase II trials for the first-line treatment of biliary and colorectal cancer. Early data is promising. Both trials offer potential orphan drug status. We recently entered into a research agreement with a global bio-pharmaceutical company to evaluate the application of DAVANAT(R) to improve the delivery of their chemotherapeutic compound to treat cancer. We have retained the services of a business development executive and are currently in active discussions with more than a dozen companies for the potential licensing of DAVANAT(R). The need to improve drug therapies, particularly anti-cancer agents, is significant and represents a large market opportunity," Dr. Platt stated.

    At June 30, 2007, the Company had cash and cash equivalents of approximately $2.4 million. The Company expects its cash operating expense in the third quarter to be approximately $1.2 million. The Company plans to obtain financing to fund its development activities through debt or equity financings or collaborations with pharmaceutical companies.

    Research and development expense for the second quarter of 2007 was $668,000, compared with $998,000 for the same quarter in 2006. The decrease in R&D expense was primarily due to clinical trial start-up costs in 2006 that did not occur in 2007. Research and development expense for the six months ended June 30, 2007, was $1,336,000, compared with $1,452,000 for the same period in 2006. The decrease was primarily due to costs related to the completion of the Phase II colorectal cancer trial for the treatment of end-stage patients.

    General and Administrative expense for the second quarter of 2007 was $1,104,000, compared with $1,101,000 for the same quarter in 2006. General and Administrative expense for the six months ended June 30, 2007, was $2,360,000, compared with $2,371,000 for the same period in 2006. The Company recently announced it has reduced planned third quarter 2007 operating cash expenses by 30% to extend its cash runway, which primarily resulted from a 50% reduction in payroll expense (with no change in headcount) and significant reductions in other expenses.

    In June, the Company received a notice from the American Stock Exchange (Amex) that it is reviewing the Company's eligibility for continued listing. Specifically, the notice cited the Company is not in compliance with the Amex's minimum of $2 million in stockholders' equity. The Company submitted a plan to the Amex in July that outlines the Company's plan to regain compliance with Amex's continued listing requirements. The Amex has not provided the Company with a timetable for its formal response to the submitted plan and the plan's acceptance is at their discretion.

    About DAVANAT(R)

    DAVANAT(R), the Company's lead product candidate, is a polysaccharide (carbohydrate polymer) composed of mannose and galactose (galactomannan). DAVANAT(R)'s mechanism of action is based upon binding to lectins on the cell surface. It is theorized that DAVANAT(R) targets specific lectin receptors (Galectins) that are over-expressed on cancer cells. Current research indicates that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. This form of targeted delivery may allow for higher doses of chemotherapy administration with no increase in toxicity.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is a development stage pharmaceutical company engaged in the discovery, development and commercialization of carbohydrate-based compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases. The Company's initial focus is the development of carbohydrate polymers to enhance the safety and efficacy of cancer agents. The Company's technology capitalizes on the natural property of carbohydrates to increase the efficacy and reduce the toxicity of chemotherapeutics; "rescue" drugs that were shelved for toxicity or "half-life" issues; increase the solubility of existing drugs, and develop carbohydrate polymers as new chemical entities. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and bio-pharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

    More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    Advancing Drugs Through Glycoscience and DAVANAT are registered trademarks of Pro-Pharmaceuticals.


    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com